Exhibit 5.1

[LETTERHEAD OF ARTHUR COX]

Our Reference:    MAMcL/DV/IN189/001

12 June 2018

Board of Directors
Ingersoll-Rand plc
170/175 Lakeview Drive,
Airside Business Park,
Swords,
Co. Dublin

Re:	Ingersoll-Rand plc Registration Statement on Form S-8 in relation to the Plan

Dear Board of Directors,

1.	Basis of Opinion

1.1
We are acting as Irish counsel to Ingersoll-Rand plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) on or about the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 23,000,000 ordinary shares with a nominal value of US$1.00 each of the Company (the “Shares”) that may be delivered pursuant to the Company’s Incentive Stock Plan of 2018 (the “Plan”).

1.2
This Opinion is confined to, given in all respects on the basis of, governed by and is to be construed in accordance with, the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied and interpreted by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Plan Documents (as defined in the Schedule); and

(c)	the searches listed at 1.5 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plan other than the Plan Documents.

1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Plan Documents.

1.5	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on or about the date hereof:

(a)
on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the Constitution of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court of Ireland; and

(c)	in the Central Office of the High Court of Dublin for any proceedings or petitions filed.

1.6	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date.

2.	Opinion
Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares; and

2.2
when the Shares have been issued (and, if required, paid for in either cash or services) pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Plan, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions
For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:
The Registration Statement and the Plan

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

3.2
that (if required under the terms of the Plan) any awards granted under the Plan will be in consideration of the receipt by the Company prior to the issue of the Shares pursuant thereto of either cash or services at least equal to the aggregate of the nominal value and the whole of any share premium required to be paid up on the issue of such Shares and that where Shares are issued under the Plan without the requirement for the payment of cash consideration by the relevant beneficiary, then such Shares shall be fully paid up in such other manner as is permitted by Irish law;

3.3	that the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.4
that the exercise of any options granted under the Plan, the issue of the Shares upon exercise of such options and any other issue of Shares under the Plan will be conducted in accordance with the terms and the procedures described in the Plan and any applicable award agreement;

3.5
with respect to the granting of any options or other awards under the Plan on or after 7 December 2019 (the date of expiry of the Company’s existing authority to issue Shares) which could result in the issuance of Shares, that the Company will have renewed its authority to issue the Shares in accordance with the terms and conditions set out in the Constitution of the Company and the Companies Act 2014 of Ireland for the remainder of the period that the Registration Statement will continue in effect;

3.6
to the extent that the Plan is not an employees’ share scheme, within the meaning of Section 1022 of the Companies Act 2014, that (i) the issuance of the Shares falls within the scope of the dis-application of pre-emption rights approved by the shareholders of the Company on 7 June 2018 and (ii) with respect to Shares issued on or after 7 December 2019, that the Company will have renewed the dis-application of pre-emption rights with respect to the Shares;

3.7
that the Company has determined at a general meeting of shareholders in accordance with Section 109 of the Companies Act 2014 the re-allotment price of any of the Shares which constitute treasury shares and that any such Shares will be re-allotted at the price so determined;

3.8
that, at the time of grant or issue by the compensation committee of the board of directors of the Company (the “Committee”) or any sub-committee thereof of any award or Shares under the Plan, the Committee (or sub-committee, as appropriate) has been duly constituted and remains a duly constituted committee (or sub-committee) of the board of directors of the Company having the necessary powers and authorities to grant awards and issue Shares under the Plan;

Authenticity and bona fides

3.9
the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.10
where incomplete Plan Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Plan Documents correspond in all respects with the last draft of the complete Plan Documents submitted to us;

3.11
that the Plan Documents will be executed in a form and content having no material difference to the drafts provided to us, will be delivered by the parties thereto, and that the terms thereof will be observed and performed by the parties thereto;

3.12
that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.13
that the Constitution of the Company as amended on 2 June 2016 is the current Constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than the those set out in the Constitution of the Company;

Accuracy of searches and warranties

3.14
the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.15	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Plan Documents; and
Commercial Benefit

3.16
that the Plan Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure
This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Arthur Cox

_______________________
ARTHUR COX

SCHEDULE

Plan Documents

1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC.

2.	A copy of the Plan.

3.	A copy of the G1 filing with the Irish Companies Registration Office in respect of the resolution of the shareholders of the Company on 2 June 2016 amending the Constitution of the Company.

4.	A copy of the Constitution of the Company in the form amended by resolution of the shareholders of the Company on 2 June 2016.

5.
A copy of the resolutions of the board of directors of the Company dated 4 April 2018 regarding the approval and adoption by the board of directors of the Plan, the reservation for issuance of 23,000,000 Shares pursuant to the Plan and the filing by the Company of the Registration Statement.

6.
Confirmation from the Company that resolutions of the shareholders of the Company were passed at the annual general meeting of the Company held on 7 June 2018 (i) approving the Plan, (ii) authorising the directors of the Company to allot shares and (iii) dis-applying the application of statutory pre-emption rights.

7.	A copy of the Certificate of Incorporation of the Company dated 1 April 2009.

8.	A copy of the certificate from the company secretary of the Company in relation to the share capital of the Company dated 11 June 2018.

9.	Letter of Status from the Irish Companies Registration Office dated 12 June 2018.